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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
dELiA*s Operating Company	Delaware
dELiA*s Distribution Company	Delaware
dELiA*s Retail Company	Delaware
dELiA*s Group Inc.	Delaware
dELiA*s Properties Inc.	Delaware
dELiA*s Foreign Sales Corporation	Barbados
iTurf Finance Company	Delaware
OnTap.com Inc.	New Jersey
Caveman Disposition Corp.	Massachusetts
Screeem! Inc.	Delaware
SBH Restructuring Corp.	Delaware
TSI Soccer Restructuring Corp.	North Carolina
TSI Retail Restructuring Corp.	Delaware
dELiA*s Brand LLC	Delaware

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  EXHIBIT 21
  SUBSIDIARIES OF THE REGISTRANT